EXHIBIT 99.1

PRESSRELEASE www.helixesg.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							24-017

Date: October 23, 2024	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports Third Quarter 2024 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported net income of $29.5 million, or $0.19 per diluted share, for the third quarter 2024 compared to net income of $32.3 million, or $0.21 per diluted share, for the second quarter 2024 and net income of $15.6 million, or $0.10 per diluted share, for the third quarter 2023.  Helix reported adjusted EBITDA1 of $87.6 million for the third quarter 2024 compared to $96.9 million for the second quarter 2024 and $96.4 million for the third quarter 2023.

For the nine months ended September 30, 2024, Helix reported net income of $35.5 million, or $0.23 per diluted share, compared to net income of $17.5 million, or $0.11 per diluted share, for the nine months ended September 30, 2023.  Net income for the nine months ended September 30, 2024, included a pre-tax loss of $20.9 million related to the retirement of our Convertible Senior Notes due 2026, and net income for the nine months ended September 30, 2023 included a pre-tax loss of $31.3 million due to the increase in the value of the contingent consideration related to the Alliance acquisition.  Adjusted EBITDA for the nine months ended September 30, 2024, was $231.5 million compared to $202.8 million for the nine months ended September 30, 2023.  The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2024	9/30/2023	6/30/2024	9/30/2024	9/30/2023
Revenues	$342,419	$395,670	$364,797	$1,003,427	$954,571
Gross Profit	$65,665	$80,545	$75,486	$160,705	$151,078
	19%	20%	21%	16%	16%
Net Income	$29,514	$15,560	$32,289	$35,516	$17,495
Basic Earnings Per Share	$0.19	$0.10	$0.21	$0.23	$0.12
Diluted Earnings Per Share	$0.19	$0.10	$0.21	$0.23	$0.11
Adjusted EBITDA[1]	$87,621	$96,385	$96,895	$231,506	$202,771
Cash and Cash Equivalents	$324,120	$168,370	$275,066	$324,120	$168,370
Net Debt[1]	$(9,447)	$58,887	$43,563	$(9,447)	$58,887
Cash Flows from Operating Activities	$55,731	$31,611	$(12,164)	$108,051	$57,720
Free Cash Flow[1]	$52,645	$23,366	$(16,153)	$97,734	$41,920

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Helix’s third quarter 2024 results reflect its strength financially, operationally and commercially.  Our Robotics segment continues to perform at a high level, benefitting from strong trenching and renewables operations in the North Sea and Asia Pacific.  Our Well Intervention segment performed well even though impacted by 105 mobilization days on the Q4000 transiting to West Africa and the Q7000 transiting in Australia.  We achieved our strong third quarter results despite significant weather disruptions in the Gulf of Mexico, which have negatively impacted our Shallow Water Abandonment segment during the quarter, and lower oil and gas production due to shut-ins on some of our offshore wells.  During the quarter, we also entered into three well intervention contracts that increased our backlog by over $800 million and provide contract coverage for multiple years into the future.  Overall, we believe our third quarter performance and achievements display our steadfast execution of our strategy, the confidence our customers have in our services and the strength of this market.”

[1] Adjusted EBITDA, Net Debt and Free Cash Flow are non-GAAP measures; see reconciliations below

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2024	9/30/2023	6/30/2024	9/30/2024	9/30/2023
Revenues:
Well Intervention	$182,667	$225,367	$224,679	$623,805	$522,026
Robotics	84,526	75,646	81,249	216,084	194,918
Shallow Water Abandonment	71,595	87,272	50,841	149,289	212,959
Production Facilities	20,695	24,469	25,400	70,247	68,502
Intercompany Eliminations	(17,064)	(17,084)	(17,372)	(55,998)	(43,834)
Total	$342,419	$395,670	$364,797	$1,003,427	$954,571

Income (Loss) from Operations:
Well Intervention	$16,109	$16,120	$29,299	$64,087	$11,357
Robotics	24,158	20,665	28,400	58,008	43,226
Shallow Water Abandonment	8,808	27,624	(281)	(3,901)	54,208
Production Facilities	8,288	8,886	9,097	15,842	21,817
Change in Fair Value of Contingent Consideration	—	(16,499)	—	—	(31,319)
Corporate / Other / Eliminations	(12,723)	(20,568)	(13,322)	(37,479)	(51,159)
Total	$44,640	$36,228	$53,193	$96,557	$48,130

Segment Results

Well Intervention

Well Intervention revenues decreased $42.0 million, or 19%, during the third quarter 2024 primarily due to a higher number of transit and mobilization days compared to the prior quarter.  During the third quarter 2024, the Q4000 incurred approximately 67 days of paid mobilization and transit to West Africa, and the Q7000 incurred approximately 38 days of paid mobilization and transit between contracts offshore Australia, periods during which mobilization revenues and costs were deferred and not recognized.  Pass-through revenues were also lower during the third quarter 2024 following the completion of the Seawell’s Mediterranean campaign during the second quarter 2024.  Overall Well Intervention vessel utilization was 97%, including the mobilization and transit periods, during the third quarter 2024 compared to 94% during the prior quarter.  Well Intervention operating income decreased $13.2 million during the third quarter 2024 compared to the prior quarter.  The decrease was due to lower revenues, offset in part by the deferral of transit and mobilization costs during the third quarter 2024.

Well Intervention revenues decreased $42.7 million, or 19%, during the third quarter 2024 compared to the third quarter 2023.  The decrease was primarily due to a higher number of transit and mobilization days compared to the third quarter 2023.  The Q4000 incurred approximately 67 days of paid mobilization and transit to West Africa and the Q7000 incurred approximately 38 days of paid mobilization and transit between contracts offshore Australia during the third quarter 2024, whereas both vessels were nearly fully operational during the third quarter 2023.  Overall Well Intervention vessel utilization increased to 97% during the third quarter 2024 compared to 92% during the third quarter 2023.  Well Intervention operating income was unchanged at $16.1 million during the third quarters 2024 and 2023 with lower revenues being offset by lower costs due in part to the deferral of transit and mobilization costs during the third quarter 2024.

Robotics

Robotics revenues increased $3.3 million, or 4%, during the third quarter 2024 compared to the prior quarter.  The increase in revenues was due to higher vessel, trenching and ROV activities compared to the prior quarter.  Chartered vessel activity increased to 532 days, or 96%, during the third quarter 2024 compared to 528 days, or 97%, during the prior quarter.  Integrated vessel trenching increased to 249 days during the third quarter 2024 compared to 232 days during the prior quarter.  The i-Plough had 92 days utilization on a third-party vessel and the IROV boulder grab had 92 days utilization during the third quarter 2024 compared to 49 days and 78 days, respectively, during the prior quarter.  Overall ROV and trencher utilization increased to 77% during the third quarter 2024 compared to 76% during the prior quarter.  Robotics operating income decreased $4.2 million despite higher revenues during the third quarter 2024 compared to the prior quarter primarily due to higher-margin contracts completed during the prior quarter.

Robotics revenues increased $8.9 million, or 12%, during the third quarter 2024 compared to the third quarter 2023.  The increase in revenues was due to higher vessel, trenching and ROV activities during the third quarter 2024.  Chartered vessel activity increased to 532 days, or 96%, during the third quarter 2024 compared to 506 days, or 97%, during the third quarter 2023.  Integrated vessel trenching decreased to 249 days during the third quarter 2024 compared to 276 days during the third quarter 2023, and the third quarter 2024 included 92 days utilization on the i-Plough trencher on a third-party vessel and 92 days utilization on the IROV boulder grab, whereas the i-Plough and IROV were idle during the third quarter 2023.  Overall ROV and trencher utilization increased to 77% during the third quarter 2024 compared to 67% during the third quarter 2023.  Robotics operating income increased $3.5 million during the third quarter 2024 compared to the third quarter 2023 primarily due to higher revenues during the third quarter 2024.

Shallow Water Abandonment

Shallow Water Abandonment revenues increased $20.8 million, or 41%, during the third quarter 2024 compared to the previous quarter.  The increase in revenues was primarily due to an increase in vessel and heavy lift activity during the third quarter 2024.  Vessel utilization (excluding heavy lift) increased to 76% during the third quarter 2024 compared to 58% during the prior quarter.  The Epic Hedron heavy lift barge had 88% utilization during the third quarter 2024 compared to 46% during the prior quarter.  Plug and Abandonment (P&A) and Coiled Tubing systems activity declined slightly to 607 days, or 25% utilization, during the third quarter 2024 compared to 632 days, or 27% utilization, during the prior quarter.  These improvements during the third quarter were achieved despite the impacts of Hurricanes Francine and Helene in September 2024 that resulted in approximately 12 weather-related idle days, up to an estimated $10 million loss in revenue, during the quarter.  Shallow Water Abandonment operating income improved $9.1 million during the third quarter 2024 compared to the prior quarter primarily due to higher revenues during the third quarter 2024.

Shallow Water Abandonment revenues decreased $15.7 million, or 18%, during the third quarter 2024 compared to the third quarter 2023 due to lower vessel and system utilization during the third quarter 2024.  Revenue decreases were offset in part by higher pass-through revenues on the P&A systems compared to the third quarter 2023.  Vessel utilization (excluding heavy lift) was 76% during the third quarter 2024 compared to 89% during the third quarter 2023.  P&A and Coiled Tubing systems utilization declined to 607 days, or 25%, during the third quarter 2024 compared to 1,531 days utilization, or 74%, during the third quarter 2023.  The Epic Hedron heavy lift barge had 88% utilization during the third quarter 2024 compared to 100% utilization during the third quarter 2023.  Utilization rates for the segment during the third quarter 2024 reflect 12 weather-related idle days, up to an estimated $10 million loss in revenue, resulting from Hurricanes Francine and Helene. Shallow Water Abandonment operating income decreased $18.8 million during the third quarter 2024 compared to the third quarter 2023 primarily due to lower revenues, in addition to higher costs due to an increase in lower margin pass-through activities during the third quarter 2024.

Production Facilities

Production Facilities revenues decreased $4.7 million, or 19%, during the third quarter 2024 compared to the prior quarter primarily due to lower oil and gas production and prices during the third quarter.  Oil and gas production declined due to an ongoing unplanned shut-in of the Thunder Hawk wells during most of the third quarter 2024.  Production Facilities operating income decreased $0.8 million during the third quarter 2024 compared to the prior quarter primarily due to lower oil and gas revenues, offset in part by lower production costs, during the third quarter 2024.

Production Facilities revenues decreased $3.8 million, or 15%, during the third quarter 2024 compared to the third quarter 2023 primarily due to lower oil and gas production and prices during the third quarter 2024.  Oil and gas production declined during the third quarter 2024 due to an ongoing unplanned shut-in of the Thunder Hawk wells.  Production Facilities operating income decreased $0.6 million during the third quarter 2024 compared to the third quarter 2023 primarily due lower revenues, offset in part by lower production costs, during the third quarter 2024.

Selling, General and Administrative and Other

Selling, General and Administrative

Selling, general and administrative expenses were $21.1 million, or 6.2% of revenue, during the third quarter 2024 compared to $22.3 million, or 6.1% of revenue, during the prior quarter.  The decrease in expenses during the third quarter 2024 was primarily due to lower compensation costs compared to the prior quarter.

Other Income and Expenses

Other expense, net was $0.0 million during the third quarter 2024 compared to $0.4 million other expense during the prior quarter.  Other expense, net in the third quarter 2024 primarily includes a charge of $2.4 million related an increase in the value of incentive credits granted to the seller of P&A equipment that Helix acquired in 2023, offset by foreign currency gains related to the approximate 6% appreciation of the British pound during the third quarter 2024.

Change in Fair Value of Contingent Consideration

Change in fair value of contingent consideration of $16.5 million in the third quarter 2023 was related to our acquisition of Alliance and reflected an increase in the fair value during the third quarter 2023 of the estimated earn-out that was paid in April 2024.

Cash Flows

Operating cash flows were $55.7 million during the third quarter 2024 compared to $(12.2) million during the prior quarter and $31.6 million during the third quarter 2023.  During the prior quarter, operating cash flows included $58.3 million related to the Alliance earn-out payment.  Excluding the impact of the earn-out payment, third quarter 2024 operating cash flows increased compared to the prior quarter primarily due to lower working capital outflows and lower regulatory certification costs on our vessels and systems, offset partially by lower earnings.  Third quarter operating cash flows increased year over year primarily due to lower working capital outflows and lower regulatory certification costs on our vessels and systems during the third quarter 2024.  Regulatory certifications for our vessels and systems, which are included in operating cash flows, were $8.9 million during the third quarter 2024 compared to $10.7 million during the prior quarter and $17.9 million during the third quarter 2023.

Capital expenditures, which are included in investing cash flows, totaled $3.2 million during the third quarter 2024 compared to $4.0 million during the prior quarter and $8.2 million during the third quarter 2023.

Free Cash Flow was $52.6 million during the third quarter 2024 compared to $(16.2) million during the prior quarter and $23.4 million during the third quarter 2023.  The increase in Free Cash Flow in the third quarter 2024 compared to the prior quarter and the third quarter 2023 was due primarily to higher operating cash flows in the third quarter 2024.  (Free Cash Flow is a non-GAAP measure.  See reconciliation below.)

Financial Condition and Liquidity

Cash and cash equivalents were $324.1 million on September 30, 2024.  Available capacity under our ABL facility on September 30, 2024, was $74.7 million, resulting in total liquidity of $398.8 million.  Consolidated long-term debt was $314.7 million on September 30, 2024, resulting in negative Net Debt of $9.4 million.  (Net Debt is a non-GAAP measure.  See reconciliation below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its third quarter 2024 results (see the “For the Investor” page of Helix’s website, www.helixesg.com).  The teleconference is scheduled for Thursday, October 24, 2024, at 9:00 a.m. Central Time.  Investors and other interested parties wishing to participate in the teleconference should dial 1-800-715-9871 within the United States and 1-646-307-1963 outside the United States.  The passcode is “Staffeldt.”  A live webcast of the teleconference will be available in a listen-only mode on the Investor Relations section of Helix’s website.  A replay of the webcast will be available on Helix’s website beginning approximately three hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention, robotics and decommissioning operations.  Our services are key in supporting a global energy transition by maximizing production of existing oil and gas reserves, decommissioning end-of-life oil and gas fields and supporting renewable energy developments.  For more information about Helix, please visit our website at www.helixesg.com.

Non-GAAP Financial Measures

Management evaluates operating performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt.  We define EBITDA as earnings before income taxes, net interest expense, net other income or expense, and depreciation and amortization expense.  Non-cash impairment losses on goodwill and other long-lived assets are also added back if applicable.  To arrive at our measure of Adjusted EBITDA, we exclude gains or losses on disposition of assets, acquisition and integration costs, gains or losses related to convertible senior notes, the change in fair value of contingent consideration, and the general provision (release) for current expected credit losses, if any.  We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from asset sales and insurance recoveries (related to property and equipment), if any. Net Debt is calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.

We use EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants.  We believe that our measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures.  Other companies may calculate their measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions that are excluded from these measures.  See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.  We have not provided reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures due to the challenges and impracticability with estimating some of the items without unreasonable effort, which amounts could be significant.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding: our plans, strategies and objectives for future operations; any projections of financial items including projections as to guidance and other outlook information; future operations expenditures; our ability to enter into, renew and/or perform commercial contracts; the spot market; our current work continuing; visibility and future utilization; our protocols and plans; energy transition or energy security; our spending and cost management efforts and our ability to manage changes; oil price volatility and its effects and results; our ability to identify, effect and integrate mergers, acquisitions, joint ventures or other transactions, including the integration of the Alliance acquisition and any subsequently identified legacy issues with respect thereto; developments; any financing transactions or arrangements or our ability to enter into such transactions or arrangements; our sustainability initiatives; future economic conditions or performance; our share repurchase program or execution; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to market conditions and the demand for our services; volatility of oil and natural gas prices; results from mergers, acquisitions, joint ventures or similar transactions; results from acquired properties; our ability to secure and realize backlog; the performance of contracts by customers, suppliers and other counterparties; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; the effectiveness of our sustainability initiatives and disclosures; human capital management issues; complexities of global political and economic developments; geologic risks; and other risks described from time to time in our filings with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by law.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
(in thousands, except per share data)	2024	2023	2024	2023

	(unaudited)		(unaudited)

Net revenues	$342,419	$395,670	$1,003,427	$954,571
Cost of sales	276,754	315,125	842,722	803,493
Gross profit	65,665	80,545	160,705	151,078
Gain (loss) on disposition of assets, net	100	—	(50)	367
Acquisition and integration costs	—	—	—	(540)
Change in fair value of contingent consideration	—	(16,499)	—	(31,319)
Selling, general and administrative expenses	(21,125)	(27,818)	(64,098)	(71,456)
Income from operations	44,640	36,228	96,557	48,130
Net interest expense	(5,689)	(4,152)	(17,057)	(12,567)
Losses related to convertible senior notes	—	—	(20,922)	—
Other expense, net	(49)	(8,257)	(2,647)	(10,553)
Royalty income and other	132	78	2,132	2,116
Income before income taxes	39,034	23,897	58,063	27,126
Income tax provision	9,520	8,337	22,547	9,631
Net income	$29,514	$15,560	$35,516	$17,495

Earnings per share of common stock:
Basic	$0.19	$0.10	$0.23	$0.12
Diluted	$0.19	$0.10	$0.23	$0.11

Weighted average common shares outstanding:
Basic	151,914	150,550	152,171	151,031
Diluted	154,851	153,622	155,038	153,936

Comparative Condensed Consolidated Balance Sheets

	Sep. 30, 2024	Dec. 31, 2023
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$324,120	$332,191
Accounts receivable, net	270,883	280,427
Other current assets	98,934	85,223
Total Current Assets	693,937	697,841

Property and equipment, net	1,511,325	1,572,849
Operating lease right-of-use assets	338,245	169,233
Deferred recertification and dry dock costs, net	74,324	71,290
Other assets, net	43,318	44,823
Total Assets	$2,661,149	$2,556,036

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$142,400	$134,552
Accrued liabilities	91,767	203,112
Current maturities of long-term debt	9,186	48,292
Current operating lease liabilities	59,866	62,662
Total Current Liabilities	303,219	448,618

Long-term debt	305,487	313,430
Operating lease liabilities	293,393	116,185
Deferred tax liabilities	123,722	110,555
Other non-current liabilities	64,758	66,248
Shareholders' equity	1,570,570	1,501,000
Total Liabilities and Equity	$2,661,149	$2,556,036

Helix Energy Solutions Group, Inc.

Reconciliation of Non-GAAP Measures

	Three Months Ended			Nine Months Ended
(in thousands, unaudited)	9/30/2024	9/30/2023	6/30/2024	9/30/2024	9/30/2023

Reconciliation from Net Income to Adjusted EBITDA:
Net income	$29,514	$15,560	$32,289	$35,516	$17,495
Adjustments:
Income tax provision	9,520	8,337	14,725	22,547	9,631
Net interest expense	5,689	4,152	5,891	17,057	12,567
Other expense, net	49	8,257	382	2,647	10,553
Depreciation and amortization	42,904	43,249	43,471	132,728	120,013
EBITDA	87,676	79,555	96,758	210,495	170,259
Adjustments:
(Gain) loss on disposition of assets, net	(100)	—	—	50	(367)
Acquisition and integration costs	—	—	—	—	540
Change in fair value of contingent consideration	—	16,499	—	—	31,319
General provision for current expected credit losses	45	331	137	39	1,020
Losses related to convertible senior notes	—	—	—	20,922	—
Adjusted EBITDA	$87,621	$96,385	$96,895	$231,506	$202,771

Free Cash Flow:
Cash flows from operating activities	$55,731	$31,611	$(12,164)	$108,051	$57,720
Less: Capital expenditures, net of proceeds from asset sales and insurance recoveries	(3,086)	(8,245)	(3,989)	(10,317)	(15,800)
Free Cash Flow	$52,645	$23,366	$(16,153)	$97,734	$41,920

Net Debt:
Long-term debt including current maturities	$314,673	$227,257	$318,629	$314,673	$227,257
Less: Cash and cash equivalents and restricted cash	(324,120)	(168,370)	(275,066)	(324,120)	(168,370)
Net Debt	$(9,447)	$58,887	$43,563	$(9,447)	$58,887